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                                                                    Exhibit 23.2


KPMG
         One Biscayne Tower                              Telephone 305 358 2300
         Suite 2800                                      Fax 305 913 2692
         2 South Biscayne Boulevard
         Miami, Florida 33131


                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
SystemOne Technologies Inc. and subsidiary:

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated February 16, 2000, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations primarily resulting from the significant expenses incurred in the establishment of its direct national marketing and distribution organization and has a net capital deficiency. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                                           /s/ KPMG LLP


Miami, Florida
September 5, 2000